Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-36708 and 333-108701), and in the related prospectuses, and on Form S-8 (Nos. 333-44762, 333-87957, 33-65224, 33-50116, 33-50114, 33-96318, 333-68314 and 333-104170), pertaining to the 1993 Employee Stock Purchase Plan, Outside Directors Stock Option Plan, 1991 Stock Option Plan, 1999 Nonstatutory Stock Option Plan, 1999 Stock Option Plan, and 2002 Outside Directors Stock Option Plan of Protein Design Labs, Inc. of our report dated March 12, 2004, with respect to the consolidated financial statements of ESP Pharma Holdings and Subsidiary as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from April 15, 2002 (inception) to December 31, 2002, included in this Current Report (Form 8-K) dated February 7, 2005.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 7, 2005